EXHIBIT 10.1

September 1, 2011

Robert Blocker

2164 Dartmouth Gate Court

Wildwood, MO 63011

RE:	Employment Agreement

Dear Bob:

We are pleased to extend to you a contingent offer of employment as Senior Vice President Sales, Logistics and Customer Service. You will report to Mark Knoy, President and Chief Executive Officer. Following are the terms and conditions of our offer.

BASE PAY COMPENSATION

Your base annualized salary will be $250,000. It will be paid in accordance with the Company’s regular payroll process and procedures and will be subject to all applicable withholdings.

SIGNING BONUS

A signing bonus in the amount of $50,000 will be paid in your first check. Additionally, we will pay a retention bonus of $50,000 in the paycheck immediately following your one year anniversary with ACL.

INCENTIVE PAY COMPENSATION

You will be eligible to participate in the Company’s Annual Incentive Compensation (“AIC”) Plan that provides an “on-target” bonus equal to sixty-five (65%) of your base salary at 100% of corporate plan achievement. For 2011 plan year you will receive a minimum guaranteed bonus of $121,875.

PARTICIPATION PLAN

You will be eligible to participate in the Finn Holding Corporation Participation Plan, subject to the terms and conditions of the Plan. You will receive a grant award of performance units equal to 6.25% of the total employee performance units allocated to the Plan.

VACATION

You will be entitled to four (4) weeks of accrued paid vacation per calendar year beginning in 2012. You will have two (2) weeks of vacation for the remainder of 2011.

BENEFITS

Thirty (30) calendar days after your date of hire you and your qualified dependents will be eligible to participate in the Company’s health and welfare insurance programs that provide medical, dental and vision benefits. In addition, the Company provides life and accidental death and dismemberment insurance, and long-term disability insurance following thirty (30) calendar days after your date of hire. Short-term disability salary continuance eligibility occurs one year after your start date.

You will receive $1,000.00 (gross) in your first pay check to cover the cost of family COBRA coverage for thirty calendar days.

Please note that the health and welfare benefits program including carriers, plan features and contributions are subject to change from time to time.

American Commercial Lines

RETIREMENT

Thirty (30) calendar days after your date of hire you will be eligible to participate in the Company’s savings and retirement 401(k) plan. This plan, which provides a Company matching contribution, allows participants to direct, on a pre- and post tax basis, income to the plan for long-term investment retirement purposes. Please note that the savings and retirement 401(k) plan including administrator, investment vehicles, fees, and the Company matching contribution are subject to change from time to time.

BUSINESS EXPENSES

All reasonable and necessary business travel, lodging, meals and other related business expenses incurred by you in the course of performing your duties shall be reimbursed.

CELL PHONE

ACL will reimburse your reasonable business expenses associated with the use of your personal cell phone.

RELOCATON EXPENSES

ACL will reimburse you for up to $100,000 for reasonable pre-approved expenses incurred for (a) real estate closing costs (i.e., legal fees, bank points, realtor commissions) for the sale of your existing home and purchase of the new primary residence in the greater Louisville area, (b) full-service transport of your household belongings to the new home, (c) temporary housing to June 30, 2012 and (d) weekly commuting trips (St. Louis – Louisville) to accommodate your presence in the office Monday through Friday. Non-qualified IRS relocation expenses which are subject to tax withholding and reporting will be grossed up.

PRE-EMPLOYMENT SCREEN

This employment offer is contingent upon successful completion of a background investigation and pre-employment drug screen.

AT WILL EMPLOYMENT

Your employment is at will, and either you or the Company may terminate the employment relationship at any time with or without cause. We ask that you give us at least two (2) weeks’ notice if you wish to terminate your employment.

RETURN OF COMPANY PROPERTY

Upon termination of your employment for any reason, you agree to return all documents, property, software, materials, information and other records of ACL or a Platinum Equity LLC affiliate or Platinum Equity LLC (individually and collectively, the “Group”), and all copies therefore, within your possession, custody or control, including but not limited to any material containing trade secrets or confidential information of the Group.

TRADE SECRETS/CONFIDENTIALITY

You agree not to disclose any trade secrets or confidential information of the Group to anyone else and to hold this information in confidence and use it solely on a need-to-know basis in the course of performing services for the company. Except in the performance of services for the company, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the Group. The obligations of this paragraph shall continue during the term of your employment with the Group and (i) with respect to

American Commercial Lines

trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after the termination of your employment for any reason. As used in this letter, the term "trade secrets" means any information (whether or not reduced to writing and including any information recorded by any means) of or concerning the Group or any of their respective officers, directors, owners, employees, licensors, suppliers, customers or joint venture partners that derives economic value, actual or potential, by not being generally known to, and not being readily ascertainable by proper means by others, including, without limitation: information contained in any prospect list, employee list, contact list or other database; information concerning banking or investment banking relationships; information included in any non-public documentation concerning transactions completed by the Group (including information included in any "bound volumes" and document clips); information concerning the terms of any debt or equity financings; information concerning compensation and other employment policies and practices; information concerning the business methods, ownership, operations, financial performance, assets or liabilities (including contingent liabilities) of the Group; information concerning strategic, financial, marketing or product plans; technical data; and computer programs.

NON-SOLICITATION

You agree that, except with the Group’s written consent, for a period of twelve (12) months immediately following termination of your employment with the company for any reason, you will not, directly or indirectly, either for your own account or for or on behalf of any other person or entity, call upon, contact or attempt to effect any transaction with any acquisition candidate, customer or prospect that was being pursued by the company (or of which you otherwise became aware or with which you had any contact) during the six (6) month period immediately preceding the termination of your employment. You also agree that you will not contact, solicit or recruit, or assist others in contacting, soliciting or recruiting for employment, any person who is or was an employee of the Group during the six (6) month period immediately preceding the termination of your employment, in an attempt to have such person terminate their employment relationship with the company or to work in any capacity in any other corporation, association, or entity or business.

EXISTING AGREEMENT VIOLATION

You warrant that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any non-compete, confidentiality or non-disclosure agreement.

GENERAL

You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

I look forward to the contributions you will make to the Company. Enclosed are two copies of this letter. Please sign both copies and return one to me.

Sincerely,

/s/ Paul Bridwell

Paul Bridwell

Chief Restructuring Officer

American Commercial Lines (ACL)

American Commercial Lines

By signing below, I agree to accept employment with ACL under the terms outlined herein. I acknowledge and agree that my employment with ACL does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for ACL. I agree that I am not subject to any confidentiality or non-compete agreement that might be violated by accepting this Offer or that restrict my ability to fully perform my job with the Company. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that my employment with the Company is at will and either party can terminate this relationship at any time with or without cause. I acknowledge that this offer letter represents the entire agreement between me and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer are or will be binding on the Company.

/s/ Robert Blocker	9/6/11

Robert Blocker	Date

American Commercial Lines